EXHIBIT 10.1

THIRD AMENDMENT
TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (the “Amendment”), made and entered into as of the ____ day of __________, 2004, by and between ATLANTA PARKWAY INVESTMENT GROUP, INC., a Delaware corporation (hereinafter referred to as “Landlord”), and MATRIA HEALTHCARE, INC., a Delaware corporation (hereinafter referred to as “Tenant”), successor-by-merger to Healthdyne, Inc., a Georgia corporation.

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain One Parkway Center Lease Agreement, dated November 1, 2002 (the “Lease”), relating to certain premises consisting of approximately 110,931 square feet of Rentable Area located at 1850 Parkway Place, Marietta, Georgia, as more fully described in said Lease Agreement, upon the terms and conditions more particularly set forth therein; and

WHEREAS, pursuant to that certain First Amendment to Lease Agreement, dated December 11, 2003 (the “First Amendment”), the aforesaid Lease was amended to modify the square footage of Rentable Area of the Premises to 73,802 square feet of Rentable Area effective as of the Contraction Date, and in certain other respects;

WHEREAS, pursuant to that certain Second Amendment to Lease Agreement, dated as of December 11, 2003 (the “Second Amendment”), the aforesaid Lease was further amended to expand the Premises by adding an additional 3,872 square feet of Rentable Area thereto so that the square footage of Rentable Area of the Premises was increased to 77,705 square feet (the “Existing Premises”), and certain other respects; and

WHEREAS, Landlord and Tenant desire to further amend the aforesaid Lease to provide for the expansion of the Premises by adding an additional 17,813 square feet of Rentable Area thereto, and in certain other respects.

NOW, THEREFORE, for and in consideration of the premises and the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby covenant and agree as follows:

1. Definitions.  The Lease is hereby modified as provided below.  All capitalized terms used in this Amendment which are not defined herein shall have the meanings ascribed to such terms in the Lease.  All references in the Lease, or in this Amendment to “the Lease” or “this Lease” shall be deemed references to the Lease as amended by the First Amendment, the Second Amendment and this Amendment.

2. Expansion.  Effective on December 15, 2004 (the “Expansion Date”), the Existing Premises shall be expanded to include the space consisting of approximately 13,317 square feet of Rentable Area located on the tenth (10th) floor of the Building as outlined on the floor plan attached hereto and made a part hereof as Exhibit “A” and identified thereon as the “Expansion Space” (hereinafter referred to as the “Expansion Space”).  From and after the Expansion Date, the term “Premises” shall include the Expansion Space, the term “Rentable Area of the Premises,” as defined in Paragraph 1.5 of the Lease, shall mean 91,022 square feet, and “Tenant's Percentage Share”, as defined in Paragraph 1.7(b) of the Lease, to be used with respect to the Expansion Space (based on the Rentable Area of the Building for this purpose being 227,157 square feet) shall be 5.8625%.

3. Base Annual Rental; Additional Rent.

(a) Existing Premises. Base Rental for the Existing Premises, and all other sums due Landlord under the Lease, shall continue to be payable as provided in the Lease.  The parties hereto acknowledge that Base Rental of the Existing Premises, including the 3,872 square feet added pursuant to the Second Amendment, is and shall be calculated in accordance with Paragraph 3 of the Special Stipulations to the Lease which is attached to and made a part of the First Amendment.  In confirmation of the foregoing, the parties acknowledge that Base Rental due and payable during the remainder of the Lease Term for the Existing Premises (77,705 square feet) is as follows for the period of time indicated:

Period Effective	$/RSF	Resulting Annual Base Rental	Resulting Monthly Base Rental
01/01/04 – 12/31/04	$19.56	$1,519,910.00	$126,659.17
01/01/05 – 12/31/05	$20.15	$1,565,756.00	$130,479.67
01/01/06 – 12/31/06	$20.76	$1,613,156.00	$134,429.67
01/01/07 – 12/31/07	$21.38	$1,661,333.00	$138,444.42
01/01/08 – 12/31/08	$22.02	$1,711,064.00	$142,588.67
01/01/09 – 12/31/09	$22.68	$1,762,349.00	$147,862.42
01/01/10 – 02/28/10	$23.36	$1,815,189.00	$151,265.75

The monthly Base Rental for the Existing Premises shall be payable in advance on the first day of every calendar month in accordance with Section 4.1 of the Lease.  The “Base Year” for purposes of Paragraphs 1.7(c) and 4.3 of the Lease for the Existing Premises shall continue to be the year 2003 and “Tenant’s Percentage Share” to be used in connection with the Existing Premises shall continue to be 34.3690%.

(b) Expansion Space.  From and after the Expansion Date and continuing for the balance of the Lease Term for the Expansion Space, Tenant shall pay annual Base Rental for the Expansion Space as follows for the period of time indicated:

Period Effective	$/RSF	Resulting Annual Base Rental	Resulting Monthly Base Rental
12/15/04 – 12/31/05	$20.15	$268,338.00	$22,361.50
01/01/06 – 12/31/06	$20.76	$276,461.00	$23,038.42
01/01/07 – 12/31/07	$21.38	$284,717.00	$23,726.42
01/01/08 – 12/31/08	$22.02	$293,240.00	$24,436.67
01/01/09 – 12/31/09	$22.68	$302,030.00	$25,169.17
01/01/10 – 02/28/10	$23.36	$311,085.00	$25,923.75

The monthly Base Rental for the Expansion Space shall be payable in advance on the first day of every calendar month in accordance with Section 4.1 of the Lease.  The “Base Year” for purposes of Paragraphs 1.7(c) and 4.3 of the Lease for the Expansion Space shall be the year 2005.  Accordingly, for each calendar year during the Lease Term, commencing with calendar year 2006 with respect to the Expansion Space, Tenant shall pay to Landlord additional rent under Paragraph 4.3 of the Lease with respect to the Expansion Space.

4. Must-Take Expansion Space.  Effective on December 1, 2005 (the "Must-Take Expansion Date"), the Premises shall be further expanded to include the space consisting of approximately 4,496 square feet of Rentable Area located on the tenth (10th) floor of the Building, as outlined on Exhibit “A” hereto and identified thereon as the "Must-Take Expansion Space" (herein referred to as the “Must-Take Expansion Space”).  From and after the Must-Take Expansion Date, the term “Premises” shall include the Must-Take Expansion Space, the term “Rentable Area of the Premises”, as defined in Paragraph 1.5 of the Lease, shall mean 95,518 square feet and “Tenant’s Percentage Share” to be used in connection with the Must-Take Expansion Space (based on the Rentable Area of the Building for this purpose being 227,157 square feet) shall be 1.9792%.  From and after the Must-Take Expansion Date and continuing for the balance of the Lease Term for the Must-Take Expansion Space, Tenant shall pay annual Base Rental for the Must-Take Expansion Space as follows for the period of time indicated:

Period Effective	$/RSF	Resulting Annual Base Rental	Resulting Monthly Base Rental
12/01/05 – 12/31/05	$20.15	$90,594.00	$7,549.50
01/01/06 – 12/31/06	$20.76	$93,337.00	$7,778.08
01/01/07 – 12/31/07	$21.38	$96,124.00	$8,010.33
01/01/08 – 12/31/08	$22.02	$99,002.00	$8,250.17
01/01/09 – 12/31/09	$22.68	$101,969.00	$8,497.42
01/01/10 – 02/28/10	$23.36	$105,027.00	$8,752.25

The monthly Base Rental for the Must-Take Expansion Space shall be payable in advance on the first day of every calendar month in accordance with Section 4.1 of the Lease.  The “Base Year”

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for purposes of Paragraphs 1.7(c) and 4.3 of the Lease for the Must-Take Expansion Space shall be the year 2005.  Accordingly, for each calendar year during the Lease Term, commencing with calendar year 2006 with respect to the Must-Take Expansion Space, Tenant shall pay to Landlord additional rent under Paragraph 4.3 of the Lease with respect to the Must-Take Expansion Space.  Tenant shall be allowed to use and occupy the Must-Take Expansions Space upon its completion by Landlord and prior to the Must-Take Expansion Date, provided that Tenant shall give Landlord at least ten (10) days prior written notice of such occupancy and, upon such occupancy of all or any portion of the Must-Take Expansion Space, the Must-Take Expansion Space shall become part of the Premises and, accordingly, all terms and provisions of this Lease applicable to the Must-Take Expansion Space, including provisions concerning Base Rental and additional rent, shall thereupon be applicable to the Must-Take Expansion Space.  Upon request of Landlord, Tenant shall execute and amendment to this Lease setting forth the Base Rental and other terms applicable to the Must-Take Expansions Space in the event Tenant occupies same prior to the Must-Take Expansion Date.  The Base Rental during any such period shall be the same Base Rental on a per square foot of Rentable Area basis as is payable with respect to the Expansion Space during the same period of time.  In the event Tenant occupies any portion of the Must-Take Expansion Space early as set forth above, then the date of such occupancy, for purposes of this Lease, shall be deemed the “Must-Take Expansion Date”.

5. Tenant Improvements.  Tenant takes and accepts the Expansion Space and the Must-Take Expansion Space from Landlord in the present as-is condition and as suited for the use intended by Tenant, except for such improvements as may be expressly provided for in the Tenant Improvement Agreement attached hereto and made a part hereof as Exhibit “B.”  If, for any reason whatsoever, the “Tenant Improvements,” as defined in the Tenant Improvement Agreement, to be completed in the Expansion Space are not substantially completed by December 15, 2004, the Lease (including this Amendment) shall not be void or voidable, and Landlord shall not be liable to Tenant for any resulting loss or damages resulting therefrom.  No delay in delivery of the Tenant Improvements to be completed in the Expansion Space and the Must-Take Expansion Space shall operate to relieve Tenant of Tenant’s obligations (including the obligation to pay Base Rental and additional rent under the Lease) to Landlord as provided in the Lease, the Expansion Date and the Must-Take Expansion Date as defined in this Amendment, and the Expiration Date, as defined in the Lease, shall not be postponed; provided, however, that in the event the Tenant Improvements to be completed in the Expansion Space are not substantially completed by December 15, 2004, and Tenant has not taken delivery or otherwise occupied the Expansion Space, the Base Rental payable with respect to the Expansion Space shall abate until said Tenant Improvements are substantially complete or Tenant takes delivery or otherwise occupies the Expansion Space, whichever occurs first.  Notwithstanding the foregoing, Tenant shall not be entitled to any such rent abatement if and to the extent the delay in completing the Tenant Improvements is attributable to Tenant, its employees or agents (including Tenant’s architect, if any) or any such party’s failure to comply with the provisions hereof.

Landlord agrees to construct or install in the Expansion Space and the Must-Take Expansion Space the “Tenant Improvements”, as defined in and to be constructed or installed pursuant to the provisions of the Tenant Improvement Agreement which is attached hereto as Exhibit “B”, which Tenant Improvements shall not include a demising wall between the Expansion Space and the Must-Take Expansion Space.  Tenant agrees to comply with all the terms and provisions of the Tenant Improvement Agreement, including, without limitation, the obligation to pay, as additional rent, all amounts due Landlord under Paragraph 3 thereof according to the payment provisions contained in said Paragraph 3.  Upon request of Landlord, within thirty (30) days after the Expansion Space and the Must-Take Expansion Space has been substantially completed in accordance with the Tenant Improvement Agreement, Tenant will execute and deliver to Landlord a Tenant Acceptance Agreement in the form attached hereto as Exhibit “C”.

6. Signage.  Provided Tenant is not in default under the Lease, Landlord shall provide, at Landlord’s expense, in a location determined by Landlord (but, in any event, at or near the top of the Building and on the south façade thereof), additional non-exclusive building signage identifying Tenant’s name, such signage to be installed by Landlord no later than December 1, 2005.  It shall be a condition to Landlord’s obligation to provide such signage, that such signage meet all applicable governmental rules, codes and regulations.  Such signage shall be consistent with Parkway Center’s signage requirements and shall be subject to Landlord’s prior approval as to size, design and other features.  Landlord shall have the right, at its expense, to relocate such building signage from time to time.  The aforesaid building signage rights are personal to Tenant and may not be assigned and shall automatically terminate upon (i) any

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assignment of this Lease, (ii) at such time as Tenant shall have subleased 25% or more of the Premises (including the Expansion Space and the Must-Take Expansion Space), (iii) at such time as the premises demised under this Lease shall be less than 87,753 square feet of Rentable Area, or (iv) upon the occurrence of an event of default under the Lease.  Upon expiration of the aforesaid building signage rights, Landlord shall have the right to remove such sign(s) at Tenant’s expense.  The aforesaid signage shall be part of the Tenant Improvements as provided in the Tenant Improvement Agreement attached hereto and made a part hereof as Exhibit “B” and shall be paid for as provided therein.

7. Excused Rent.  Provided Tenant is not then in default under this Lease, Landlord shall conditionally excuse, on a monthly basis, the payment of all of the Base Rental due with respect to 888 square feet of Rentable Area within the Expansion Space for the twelve (12) month period commencing on the Expansion Date  and ending twelve (12) months thereafter (the “Excused Rent”) (the aggregate amount of such Base Rental being $17,893.00 for said twelve (12) month period and the monthly amount to be excused being $1,491.08).  In the event the Expansion Date shall occur on any day other than the first day of the month, then the end of such twelve (12) month period shall be the same day of the twelfth (12th) calendar month immediately following the month in which the Expansion Date occurs.  Upon any default by Tenant of any of its obligations under this Lease which require the payment of money or a default by Tenant under Paragraph 3.1 of the Lease (any such default is hereinafter referred to an “Excused Rent Default”), the foregoing provision pertaining to the excuse of payment by Landlord of any Excused Rent shall have no further force and effect and all of such Excused Rent which has been excused for periods prior to the date the Excused Rent Default occurs shall immediately thereafter become due and payable to Landlord in full and thereafter there shall be no further Excused Rent.  Landlord shall waive any rights to payment of Excused Rent if no Excused Rent Default has occurred as of the Expiration Date of this Lease.  This Paragraph shall not be deemed to excuse payment of any additional rent or other charges due under this Lease except for the payment of Base Rental payable for the specific periods and in the specific amounts hereinabove described.

8. Broker.  Tenant represents and warrants to Landlord that (except with respect to The Eidson Group, LLC who has represented Tenant and whose commission is to be paid by Landlord pursuant to separate Amendment) no broker, agent, commissioned salesman, or other person has represented Tenant in the negotiations for and procurement of this Amendment and that no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commissioned salesman, or other person.  With respect to the broker(s) or other person(s) or firm(s) excluded above from Tenant’s representation and warranty of no broker, Landlord agrees to pay to such broker all commissions, fees, or compensation of any kind which are due and payable to such broker in connection with this Amendment.  Tenant agrees to indemnify and hold Landlord harmless from any and all claims, suits, or judgments (including, without limitation, reasonable attorneys’ fees and court costs incurred in connection with any such claims, suits, or judgments) for any fees, commissions or compensation of any kind which arise out of or are in any way connected with any claimed agency relationship with Tenant.

9. Miscellaneous.  Tenant acknowledges that it is in possession of the Existing Premises demised under the Lease and acknowledges that all work to be performed by Landlord in the Existing Premises as required by the terms of the Lease has been satisfactorily completed.  Tenant further certifies to Landlord that all conditions of the Lease required of Landlord as of this date have been fulfilled and there are no defenses or setoffs against the enforcement of the Lease by Landlord.  Except as expressly modified herein, the Lease shall remain in full force and effect.  Landlord and Tenant do hereby ratify and confirm the terms and conditions of the Lease, as amended by the First Amendment, the Second Amendment and this Amendment.  In the event of any conflict between the terms of this Amendment and the terms of the Lease, as previously amended, the terms of this Amendment shall govern and control.  Anything to the contrary to this Amendment or the Lease, as previously amended, notwithstanding, the provisions of Paragraph 4.2 of the original Lease pertaining to Base Rental adjustment during the Lease Term shall   not  apply  with  respect  to  the  calculation  of  Base  Rental  with  respect  to the Existing

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Premises, the Expansion Space or the Must-Take Expansion Space, the parties acknowledging and agreeing that the calculation of Base Rental with respect to all of such premises shall be as set forth in the First Amendment, the Second Amendment and this Amendment.  Paragraph 9 (Right of First Opportunity – 2005) of the Special Stipulations attached to the First Amendment shall have no further force or effect.  This Amendment constitutes and contains the sole and entire agreement of Landlord and Tenant with respect to the subject matter hereof and no prior or contemporaneous oral or written representations or agreements between the parties and affecting the subject matter hereof shall have any force or effect.  This Amendment shall be binding upon the executors, administrators, heirs, successors and assigns of Landlord and Tenant, to the extent permitted under the Lease.  This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.  Time is of the essence of all of the provisions hereof of which time is a factor.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed by their duly authorized officers or representatives as of the day and year first above written.

LANDLORD:

ATLANTA PARKWAY INVESTMENT
GROUP, INC., a Delaware corporation

By:     _____________________________________
    Paul C. Chapman, Executive Vice President

                                                               TENANT:

MATRIA HEALTHCARE, INC.,
a Delaware corporation

By: _____________________________________
Print Name: _______________________________
Title:  ___________________________________

Attest:
Print Name:
Title: ____________________________________

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EXHIBIT “A”

Expansion Space

10th Floor – 13,317 Square Feet

Must-Take Expansion Space

10th Floor – 4,496 Square Feet

A

EXHIBIT B

TENANT IMPROVEMENT AGREEMENT

WHEREAS, the undersigned Landlord and Tenant have executed and delivered a certain Third Amendment to Lease Agreement (the “Third Amendment”) to which this Agreement is attached, and into which this Agreement is fully incorporated by reference, as Exhibit B;

WHEREAS, the Third Amendment provides for the letting of space (the “Expansion Space”) within One Parkway Center, 1850 Parkway Place, Marietta, Georgia (the “Building”);

WHEREAS, the terms “Landlord”, “Tenant,” “Premises,” “Building,” “Existing Premises”, “Expansion Space” and “Must-Take Expansion Space” as used herein shall have the same meanings ascribed thereto as set forth in the Third Amendment; and

WHEREAS, Landlord and Tenant desire to set forth herein their respective agreements regarding the improvement of the Expansion Space;

NOW THEREFORE, in consideration of the premises, the execution and delivery of the Third Amendment by the parties hereto, the mutual covenants contained herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

Section 1.                      Tenant Improvements.

Section 1.01                                Definition.

The term “Tenant Improvements” shall mean all improvements to be constructed or installed in or on the Expansion Space and the Must-Take Expansion Space in accordance with the Drawings and Specifications, as hereinafter defined, and shall include the signage described in Paragraph 6 of the Third Amendment.

Section 1.02                                Base Building Condition.

The term “Base Building Condition” shall mean the condition of the Expansion Space prior to commencement of the work of constructing and installing the Tenant Improvements.

Section 2.                      Drawings and Specifications.

Section 2.01                                Definition.

The term “Drawings and Specifications” shall mean (i) a space plan to be prepared by Landlord for Landlord’s and Tenant’s approval (said space plan, as finally approved by Landlord and Tenant, is hereinafter referred to as the “Space Plan”), together with (ii) final construction drawings, specifications, finish schedules and the like necessary to commence construction of the Tenant Improvements consistent with the Space Plan, which are to be prepared by Landlord’s architect (“Landlord’s Architect”) and approved by Landlord and Tenant (the “Construction Drawings”), such approvals not to be unreasonably withheld or delayed; provided, however that Landlord shall have the right, in its sole discretion, to approve any of the improvements or work contemplated by the Drawings and Specifications which are structural in nature or affect the structural integrity, security or life safety systems of the Building or would require modification of the base Building systems.  The Drawings and Specifications, including any changes or modifications thereto, shall be subject to Landlord’s approval, as aforesaid, shall conform with the plans for the Building and shall comply with all applicable laws.  If for any reason whatsoever, Landlord and Tenant are unable to agree upon the final Space Plan within thirty (30) days after the date of this Third Amendment, then either Landlord or Tenant may thereafter terminate this Third Amendment by written notice to the other, whereupon Landlord shall have no further obligations under this Tenant Improvement Agreement and this Tenant Improvement Agreement and the Third Amendment shall have no further force or effect but the Lease shall remain in full force and effect in accordance with its terms.

(a) Tenant desires that Landlord use Landlord’s Architect to prepare final working drawings, specifications, finish schedules, and the like necessary to commence construction of the Tenant Improvements.  Landlord shall pay the cost of preparing the original space plan submitted to Tenant for its approval, plus up to two revisions to same, but not any further revisions or supplements to same, which costs shall be part of Tenant’s Costs under Section 3.03, below.  The cost of preparing the Construction Drawings, including any revisions to same (except as provided in Section 3.03(c)), and fees for construction management engaged by Landlord shall be paid by Landlord and shall be a part of the Tenant Improvement Costs (as defined below).  Further, all costs associated with the design, manufacture and installation of the sign to be installed on the Building as contemplated by Paragraph 6 of the Third Amendment shall be paid by Landlord and shall be a part of the Tenant Improvement Costs (as defined below).  Landlord and Tenant shall cooperate with Landlord’s Architect in the prompt preparation of the Construction Drawings.

(b) As soon as reasonably possible following the execution and delivery of the Third Amendment by Tenant, Landlord shall cause Landlord’s Architect to prepare the Construction Drawings.  During the preparation of the Construction Drawings, Tenant shall supply Landlord’s Architect, within two (2) business days following written request therefor, with any information necessary for the completion of the Construction Drawings.  Upon completion of the Construction Drawings, Landlord shall deliver the Construction Drawings to Tenant for approval, which approval may not be withheld by Tenant so long as the Construction Drawings are substantially in accordance with the Space Plan.  Tenant’s approval or disapproval must be provided, in writing, within three (3) business days of Tenant’s receipt of the Construction Drawings.  If Tenant validly disapproves the Construction Drawings, Landlord will cause Landlord’s Architect to revise the Construction Drawings and will resubmit the Construction Drawings to Tenant for approval or disapproval, which must be provided by Tenant within two (2) business days.  If Landlord and Tenant have a dispute about whether the Construction Documents are substantially in accordance with the Space Plan, the parties agree to submit the dispute to an independent third-party architect for resolution.  The parties agree that the decision of the third-party architect shall be final and binding on the parties.

(c) On or before the seventh (7th) business day following Tenant’s receipt of the Construction Drawings, Landlord shall obtain from Landlord’s contractor (“Landlord’s Contractor”) a price schedule for the Tenant Improvements and shall submit the same to Tenant for its approval.  Tenant shall have three (3) business days to approve or disapprove such price schedule and failure to respond within such period shall be deemed Tenant’s approval of same.  If Tenant disapproves such price schedule, Tenant agrees to work promptly with Landlord’s Architect and Landlord’s Contractor to alter the Construction Drawings as necessary to cause the price quotation based thereon to be acceptable to Tenant.  The aggregate cost for the Tenant Improvements, once approved by Tenant, shall hereinafter be referred to as “Tenant Improvement Costs.”  Upon approval of said price schedule by Tenant, Tenant shall be deemed to have given final approval to the Construction Drawings and Landlord shall be deemed to have been authorized to proceed, through Landlord’s Contractor, with the work of constructing and installing the Tenant Improvements in accordance with the Drawings and Specifications.

Section 3.                      Payment of Costs.

Section 3.01                                Landlord’s Costs for Initial Drawings and Specifications.

Landlord shall bear the cost of preparing the Space Plan, which cost shall not be included as part of the Tenant Improvement Costs.

Section 3.02                                Landlord’s Allowance for Tenant Improvement Costs.

Landlord shall pay the Tenant Improvement Costs up to $18.00 per square foot of Rentable Area in the Expansion Space and the Must-Take Expansion Space, or $320,634.00 based upon 17,813 square feet of Rentable Area in the Expansion Space and the Must-Take Expansion Space (the “Landlord’s Allowance for Tenant Improvement Costs”). A minimum of $240,476.00 (based on $13.50 per square foot of Rentable Area in the Expansion Space and the Must-Take Expansion Space) of the Landlord’s Allowance for Tenant Improvement Costs must be expended on permanent and semi-permanent finishes and improvements to the

Expansion Space and the Must-Take Expansion Space, space planning, architectural design, construction drawings preparation, construction related fees, and permits (not eligible are items such as furniture, moving expenses etc.).  The remainder of Landlord’s Allowance for Tenant Improvement Costs (up to a maximum of $80,158.00 being an amount equal to $4.50 per square foot of Rentable Area in the Expansion Space and the Must-Take Expansion Space) may be utilized by Tenant for cabling and wiring of the Expansion Space and the Must-Take Expansion Space in connection with the expansion of the Premises as contemplated hereby. All improvements made from concrete slab to concrete deck and all improvements made in the Building common areas necessitated by the Tenant Improvements shall be deducted from this allowance.  Tenant shall have no claim to the unused portion of the Landlord’s Allowance for Tenant Improvement Costs.

Section 3.03                                Tenant’s Costs.

The aggregate of all costs described in the following subparagraphs (a) through (c) of this Section 3.03 are hereinafter referred to collectively as “Tenant’s Costs.”

(a)           The Tenant Improvement Costs over and above the Landlord’s Allowance for Tenant Improvement Costs;

(b)           Fees for architects, engineers, interior designers, and other professionals and design specialists engaged by Tenant in connection with the Tenant Improvements;

(c)           The cost of making any and all changes in and to the Drawings and Specifications and any and all increased costs in the Tenant Improvement Costs resulting therefrom after the Construction Drawings are completed and mutually agreed upon by Landlord and Tenant; and in the event the aggregate of Tenant Costs, as defined above, exceeds Landlord’s Allowance for Tenant Improvement Costs, as specified in Section 3.02 above, then Tenant shall promptly pay the excess to Landlord as additional rent, as set forth in Section 3.04.

Section 3.04                                Payment Schedule for Tenant’s Costs.

Tenant shall pay to Landlord the full amount of the Tenant’s Costs prior to the commencement of any work of constructing and installing the Tenant Improvements, such amount to be held by Landlord in escrow until such time as such Tenant Improvements have been substantially completed.  Upon substantial completion of the Tenant Improvements, Landlord shall be entitled to utilize such funds to pay for such Tenant Improvements or reimburse Landlord for its costs incurred in connection therewith as hereinabove provided.  In the event such Tenant’s Costs shall exceed such amount, Tenant shall immediately pay the balance to Landlord upon notification to Tenant that such work has been completed and such costs have been incurred.  Any balance left over in such escrow, after applying such amount to the Tenant’s Costs, shall be credited by Landlord to Tenant against rent next becoming due under this Lease.

Section 3.05                                Changes in Drawings and Specifications.

If at any time after the Tenant Improvement Costs are determined Tenant desires to make changes in the Drawings and Specifications, Tenant shall submit to Landlord for approval working drawings, specifications, and finish schedules for any and all such desired changes.  Once any and all changes and modifications are approved by Landlord, Landlord shall promptly submit the same to Landlord’s Contractor for pricing.  The procedure for determining an approved cost for such changes shall be as set forth in Section 2 above.  Once a cost for such changes has been approved, all references in this Agreement to “Drawings and Specifications” shall be to the Drawings and Specifications as changed and modified pursuant to this Section 3.05, and all references to “Tenant Improvement Costs” shall be deemed to include the aggregate approved cost for the changes as determined in this Section 3.05.  Once the changes and the costs therefore have been approved, Tenant shall be deemed to have given full authorization to Landlord to proceed with the work of constructing and installing the Tenant Improvements in accordance with the Drawings and Specifications, as changed and modified.  Any delays in completing the Tenant Improvements which result from either changes in the Drawings and Specifications made by Tenant or from the unavailability of materials specified by Tenant, shall not operate to delay or extend the Expansion Date nor the payment of the Base Rental or other charges due under the Lease.

Section 3.06                                Failure to Pay Tenant’s Costs.

Provided that the Tenant Improvements are substantially completed in accordance with the Construction Drawings, failure by Tenant to pay Tenant’s Costs in accordance with this Section 3 will constitute a failure by Tenant to pay rent when due under the Lease and shall therefore constitute an event of default by Tenant under the Lease, and Landlord shall have all of the remedies available to it under this Lease and at law or in equity for nonpayment of rent.

Section 3.07                                Landlord’s Disbursement Obligations.

Landlord agrees to pay the Tenant Improvement Costs as and when the same become due and payable, subject to Tenant’s obligations to reimburse Landlord for Tenant’s Costs as provided in Section 3.04.  Landlord shall be entitled to rely on the accuracy of any and all invoices and fee statements for labor and materials performed on or furnished to the Expansion Space in connection with the Tenant Improvements, and to rely, to the extent submitted, on any and all certifications as to Tenant Improvement Costs submitted by Landlord’s Contractor and/or Landlord’s Architect.  Notwithstanding the foregoing, the within release and indemnification of Landlord by Tenant shall not release any other third parties, nor shall it waive any and all rights which Tenant may have against other third parties in connection with the payment or nonpayment of Tenant Improvement Costs.

Section 4.                      Finish Work in Addition to Tenant Improvements.

All work in or about the Expansion Space which is not within the scope of the work necessary to construct and install the Tenant Improvements, such as delivering and installing furniture, telephone equipment, and wiring, and office equipment and computer wiring, shall be furnished and installed by Tenant entirely at Tenant’s expense.  Tenant shall adopt a schedule for performing such additional work consistent with the schedule of Landlord’s Contractor and shall see that such work is conducted in such a manner as to maintain harmonious labor relations and as not to interfere unreasonably with or to delay the work of constructing or installing the Tenant Improvements.  Landlord shall give access and entry to the Expansion Space to Tenant and its contract parties performing such additional work and reasonable opportunity and time to enable Tenant and such contract parties to perform and complete such work.  All of such additional work and Tenant’s use (and the use by its contract parties) of the Expansion Space for such purposes shall be entirely in accordance with the Lease, including without limitation this Agreement.

Section 5.                      Time is of the Essence.

Time is of the essence of this Agreement.  Unless specifically provided otherwise, all references to days or months shall be construed as references to calendar days or months, respectively.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in duplicate, individually or through their respective authorized officers, partners, agents or attorneys-in-fact, as the case may be, and sealed this Agreement or caused their respective seals to be affixed hereto, the day and year set forth below their respective executions, the latest of which is and shall be deemed to be the date of this Agreement.

“Tenant”

MATRIA HEALTHCARE, INC.,
a Delaware corporation

By:

Print Name:

Title:

Date:

Attest:

Print Name:

Title:

Date:
 [CORPORATE SEAL]

“Landlord”

ATLANTA PARKWAY INVESTMENT GROUP, INC., a Delaware corporation

By:
Paul C. Chapman

Title: Executive Vice President

Date:

EXHIBIT “C”

TENANT ACCEPTANCE AGREEMENT
This Agreement, made between Atlanta Parkway Investment Group, Inc., a Delaware corporation, (hereinafter referred to as “Landlord”), and Matria Healthcare, Inc., a Delaware corporation (hereinafter referred to as “Tenant”).

WHEREAS, Landlord and Tenant entered into a Lease Agreement dated November 1, 2002, as amended by that certain First Amendment to Lease Agreement, dated December 11, 2003, and Second Amendment to Lease Agreement dated December 11, 2003 (as amended, hereinafter referred to as the “Lease”) for space in the building known as One Parkway Center; and

WHEREAS, Landlord and Tenant entered into that certain Third Amendment to Lease, dated _____________, 2004 (the “Third Amendment”), pertaining to an additional 17,813 square feet of Rentable Area on the tenth (10th) floor of the aforesaid building (the “Expansion Space and the Must-Take Expansion Space”).

NOW, THEREFORE, pursuant to the provisions of the Third Amendment, Landlord and Tenant mutually agree as follows:

(a)           The Expansion Date is _____________, 200__. The Must-Take Expansion Date is ___________, 200__.  The Expiration Date of the Lease Term is _________________, 20__.

(b)           Tenant is in possession of, and has accepted, the Expansion Space and the Must-Take Expansion Space demised by the Lease, as amended by the Third Amendment (being approximately 17,813 square feet of rentable area), and acknowledges that all the work to be performed by the Landlord in the Expansion Space and the Must-Take Expansion Space as required by the terms of the Third Amendment has been satisfactorily completed.  Tenant further certifies that all conditions of the Lease and the Third Amendment required of Landlord as of this date have been fulfilled and there are no defenses or set-offs against the enforcement of the Lease and the Third Amendment by Landlord.

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement, as of the ____ day of _______________, 200__.

“Tenant”

MATRIA HEALTHCARE, INC.

By:

Print Name:

Title:

Date:

Attest:

Print Name:

Title:

Date:
[CORPORATE SEAL]

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

C-1

“Landlord”

ATLANTA PARKWAY INVESTMENT GROUP, INC., a Delaware corporation

By:______________________________________Paul C. Chapman, Executive Vice President

C-2